EXHIBIT 99.1

RedChip TV Announces Lineup for This Week's Show on Fox Business

SMTP, CGIX, EFRFF Appearing on "The RedChip Money Report: Small Stocks Big Money"

ORLANDO, Fla., Sept. 19, 2013 (GLOBE NEWSWIRE) -- RedChip Companies, Inc. ("RedChip"), an international small-cap research, investor relations, and media company, today announced that "The RedChip Money Report: Small Stocks Big Money" television program will feature three emerging growth companies nationally on Fox Business News, Thursday, September 19, 2013 at 10 p.m. Pacific (Friday, September 20 at 1 a.m. Eastern).

Fox Business News is a premium business network reaching more than 65 million homes nationwide. Among all cable networks, Fox Business News' viewership ranks second only to Bloomberg in affluence.

This week's show features interviews with Jon Strimling, CEO of SMTP, Inc. (SMTP), a global provider of email delivery services; Panna Sharma, president & CEO of Cancer Genetics, Inc. (CGIX), an emerging leader in DNA-based cancer diagnostics; Stephen Antony, president & CEO of Energy Fuels Inc. (EFR.TO) (EFRFF), the largest conventional uranium producer in the United States; and Patrick Kullmann, author of "The Inventor's Guide for Medical Technology: From Your Napkin to the Market." Mr. Kullmann is the founder of CG3 Consulting LLC, a full-service commercialization advisory firm serving the healthcare, scientific, and technology industries. The show also includes an interview with billionaire investor John Pappajohn, who discusses why he invested $12 million in Cancer Genetics.

Produced in RedChip's state-of-the-art studio in Orlando, "The RedChip Money Report: Small Stocks Big Money" delivers insightful commentary on small-cap investing, interviews with Wall Street analysts, financial book reviews, as well as featured interviews with executives of public companies. The show is hosted by Dave Gentry, a leading authority on small-cap stocks and president of RedChip, an international small-cap research firm and an Inc. 5000 company. Mr. Gentry has made multiple guest appearances on both CNBC and Fox Business News and has been a consultant to hundreds of public companies.

In addition to Fox Business News, the show also airs weekly on My Family TV and TUFF TV.

To view this week's show online, click here: http://www.redchip.com/moneyreport.

Individual guest segments from this week's show can be viewed at the following links:

SMTP: http://www.youtube.com/watch?v=QvjJnIWojtc

CGIX: http://www.youtube.com/watch?v=_eooOy3GGMc

John Pappajohn: http://www.youtube.com/watch?v=u-HRDlLfNkM

EFRFF: http://www.youtube.com/watch?v=ORht77Riwnk

Patrick Kullmann: http://www.youtube.com/watch?v=wMQ212oQ2PY

About RedChip Companies, Inc.

RedChip Companies, an Inc. 5000 company, is an international small-cap research, investor relations, and media company headquartered in Orlando, Florida; with affiliate offices in San Francisco, Pittsburgh, and Seoul. RedChip delivers concrete, measurable results for its clients through its extensive global network of small-cap institutional and retail investors. RedChip has developed the most comprehensive platform of products and services for small-cap companies, including: RedChip Research(TM), Traditional Investor Relations, Digital Investor Relations, Institutional and Retail Conferences, Virtual Conferences, "The RedChip Money Report: Small Stocks Big Money"(TM) television show, Shareholder Intelligence, Strategic Marketing, Crisis Management, Social Media and Blogging Services, and Webcasts. To learn more about RedChip's products and services, please visit: http://www.redchip.com/visibility/productsandservices.asp.

"Discovering Tomorrow's Blue Chips Today"(TM)

Contact:

Jon Cunningham
RedChip Companies, Inc.
Tel: 1-800-RED-CHIP (733-2447), ext. 107
Email: info@redchip.com